Exhibit 99.1

DOLLAR TREE ANNOUNCES FORMATION OF NEW HOLDING COMPANY

CHESAPEAKE, VA.—March 3, 2008—Dollar Tree Stores, Inc. (NASDAQ:DLTR) announced that effective today, it has reorganized by creating a new holding company structure. The primary purpose of the reorganization was to create a more efficient corporate structure. The business operations of the company and its subsidiaries will not change as a result of the reorganization.

As part of the holding company reorganization, a new parent company named Dollar Tree, Inc. was formed. Outstanding shares of the capital stock of the former parent company, which was named Dollar Tree Stores, Inc., were automatically converted, on a share for share basis, into identical shares of common stock of the new holding company. The company intends to mail instructions to stockholders regarding the process for exchanging their old stock certificates.

The articles of incorporation, the bylaws, the executive officers and the board of directors of the new holding company are the same as those of the former Dollar Tree Stores, Inc. in effect immediately prior to the reorganization. The common stock of the new holding company will continue to be listed on the NASDAQ Global Select Market under the symbol “DLTR.”  The rights, privileges and interests of the Company’s stockholders will remain the same with respect to the new holding company.

Dollar Tree, Inc. is the nation's leading operator of single price point dollar stores.  As of February 2, 2008, Dollar Tree operated 3,411 stores in 48 states.  The Company also operates a coast-to-coast logistics network of nine distribution centers.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, will, anticipate, expect, intend, plan, forecast, or estimate.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 4, 2007 and our Quarterly Report on Form 10-Q filed December 13, 2007.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com